Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ORBITAL ATK, INC.

Orbital ATK, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, originally filed with the Secretary of State of the State of Delaware on June 6, 2018 (the “Certificate of Incorporation”).

SECOND: Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Northrop Grumman Innovation Systems, Inc.

THIRD: On June 6, 2018, the Board of Directors of the Corporation duly adopted this Certificate of Amendment and declared this Certificate of Amendment advisable by written consent.

FOURTH: In accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware (the “DGCL”), no meeting or vote of stockholders of the Corporation is required to adopt the Certificate of Amendment.

FIFTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by James S. Black, II, its Secretary, on this 6th day of June, 2018.

ORBITAL ATK, INC.,

By	/s/ James S. Black, II
Name: James S. Black, II
Title: Secretary

[Signature Page to Certificate of Amendment of Certificate of Incorporation]